Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports First Fiscal Quarter Results

Sunnyvale, CA (July 27, 2010) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the first fiscal quarter ended July 3, 2010. Net sales for the first fiscal quarter were $23,155,000, a 13% increase compared to the prior quarter of $20,559,000 and a 71% increase compared to $13,555,000 in the same quarter last year. On a GAAP basis, net income in the first fiscal quarter was $4,108,000, or $0.32 per diluted share, as compared with $1,163,000 or $0.09 per diluted share in the prior fiscal quarter, and $905,000 or $0.07 per diluted share in the same quarter of the prior fiscal year.

Non-GAAP earnings per diluted share for the first quarter of fiscal 2011 were $0.37, excluding pre-tax employee stock-based compensation of $759,000, compared with $0.15 in the prior quarter, excluding pre-tax employee stock based-compensation of $941,000, and $0.13 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $820,000.

 “We had a great quarter, growing our top line 13% sequentially and expanding our gross margin to 57%, an increase of 11 percentage points sequentially,” stated Dr. Henry C. Pao, President and CEO. “Customer order rates continued to be robust and we could have shipped materially more if we would have had sufficient starting silicon wafers and epitaxial supplies and backend assembler capacity, all of which we have taken steps to secure more of. Compared to the prior quarter, our first fiscal quarter sales increased in all of our target markets. Sales of our LED drivers for backlighting LCD TVs and LED drivers for general lighting applications led the way with 21% sequential growth, as shipments to our more diversified LED TV backlight customer base increased and our broad array of general lighting products were well received in the fast growing LED general lighting market. Sales of our medical ultrasound proprietary products grew 14%. Post-recession global demand for medical ultrasound systems has rebounded much faster than anticipated and our analog switches, high voltage pulsers and our newly released Transmit/Receive switches are recognized by our customers as the highest performing products in the industry. Telecom, imaging, and industrial/other product sales grew sequentially 26%, 14%, and 14%, respectively. Our bookings remain strong, so we project our second fiscal quarter sales to be 8%-10% higher sequentially.

“As forecasted, our gross margin jumped to 57% from 46% last quarter. The increased wafer fab utilization over the past two quarters, due to increased production to fill strong customer demand, has resulted in significantly reduced product costs and we are now running our fab at an even higher rate than pre-recession level,” added Dr. Pao. “Wafer fab utilization for the quarter averaged 76%, based on current headcount, despite the shortage in starting materials. During the quarter, we sold the balance of the high cost inventory built two or more quarters ago and expect gross margin for the current quarter to be in the range of 57% to 59%. We have streamlined our R&D operation and have a large number of new products under development, especially in medical ultrasound imaging and LED driver families.”

Dr. Pao further noted, “Earnings per share increased to $0.32 from $0.09 in the prior quarter. Our leveraged operating model generates significantly higher earnings as sales increase, and we are capable of growing sales quite a bit more without a material increase in fixed costs.  Our tax rate was 35% and is expected to be the same in the second fiscal quarter. We generated approximately $7.0 million of positive cash flow from operating activities in the first fiscal quarter.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include the implication that; the steps we have taken to secure more silicon wafer and epitaxial supplies as well as to increase backend assembler capacity will succeed; our expectations that second fiscal quarter sales will be 8%-10% higher sequentially; gross margin will be 57% to 59%; and our tax rate will be 35%; and our beliefs that our leveraged operating model generates significantly higher earnings as sales increase and that we are capable of growing sales quite a bit more without a material increase in fixed costs.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion,  whether we encounter production issues in device manufacturing or moving new products from engineering into production, whether our vendors honor the silicon wafer and epitaxial supply and backend assembly capacity commitments we have secured, and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on July 27, 2010, following the earnings release.  President and CEO, Dr. Henry C. Pao, VP, Marketing, Hernan DeGuzman and VP, Finance & CFO, Phil Kagel, will present an overview of the first fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 30 days immediately following the conference call until 11:59 p.m. EDT, August 27, 2010 at 800-757-4761 (domestic) and 402-220-7215 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	July 3, 2010	April 3, 2010
	(in thousands)
ASSETS
Cash and cash equivalents	$12,917	$10,153
Short term investments	100,842	76,860
Trade accounts receivable, net	12,245	10,786
Inventories	16,534	15,450
Deferred income taxes	7,978	8,162
Prepaid income taxes	2,462	2,456
Prepaid expenses and other current assets	2,054	3,726
Total current assets	155,032	127,593
Long term investments	46,171	65,000
Property, plant and equipment, net	6,797	6,791
Other assets	524	580
Deferred income taxes	4,816	5,254
TOTAL ASSETS	$213,340	$205,218

LIABILITIES
Trade accounts payable	$4,827	$3,748
Accrued salaries and employee benefits	11,117	11,430
Other accrued liabilities	1,156	1,167
Deferred revenue	4,329	3,962
Income taxes payable	184	15
Total current liabilities	21,613	20,322
Income taxes payable, noncurrent	5,104	4,520
Total liabilities	26,717	24,842

SHAREHOLDERS' EQUITY
Common stock	65,873	64,296
Accumulated other comprehensive loss	(2,003)	(2,566)
Retained earnings	122,753	118,646
Total shareholders' equity	186,623	180,376
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$213,340	$205,218

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	July 3, 2010	June 27, 2009
Net sales	$23,155	$13,555
Cost of sales(1)	9,961	6,425
Gross profit	13,194	7,130
Research and development(1)	3,511	4,005
Selling, general and administrative(1)	3,311	2,790
Income from operations	6,372	335
Interest and other income (expense), net	(89)	786
Income before income taxes	6,283	1,121
Provision for income taxes	2,175	216
Net income	$4,108	$905
Net income per share:
Basic	$0.32	$0.07
Diluted	$0.32	$0.07
Shares used in per share computation:
Basic	12,957	12,884
Diluted	13,037	12,965

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$150	$148
Research and development	$353	$389
Selling, general and administrative	$256	$283

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	July 3, 2010	June 27, 2009
GAAP net income	$4,108	$905
Adjustment for stock-based compensation included in:
Cost of sales	150	148
Research and development	353	389
Selling, general and administrative	256	283
Subtotal	759	820
Tax effect of stock-based compensation	(23)	(25)
Non-GAAP net income excluding employee stock-based compensation	$4,844	$1,700

Non-GAAP net income per share:
Basic	$0.37	$0.13
Diluted	$0.37	$0.13
Shares used in per share computation:
Basic	12,957	12,884
Diluted	13,037	12,965

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	July 3, 2010	June 27, 2009
Shares used in per share computation: Diluted	13,037	12,965

DILUTED:
GAAP net income per share	$0.32	$0.07
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01
Research and development	0.02	0.03
Selling, general and administrative	0.02	0.02
Provision for income taxes	(0.00)	(0.00)
Non-GAAP net income per share excluding employee stock-based compensation	$0.37	$0.13